Exhibit 99.1

For Immediate Release July 28, 2016 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Second-Quarter Earnings of $0.14 per Share

Key Highlights

•	Second-quarter earnings of $0.14 per share[1], including:

•	Share of Canpotex’s2 Prince Rupert project exit costs of $0.02 per share

•	Unfavorable discount rate adjustment to asset retirement obligations of $0.01 per share

•	Impairment of investment in Sinofert Holdings Limited (Sinofert) of $0.01 per share

•	Intend to reduce quarterly dividend by 60 percent to $0.10 per share

•	Full-year 2016 earnings guidance lowered to $0.40-$0.55 per share, including:

•	Notable charges through the first half of 2016 of $0.11 per share

•	Third-quarter earnings guidance set at $0.05-$0.10 per share

CEO Commentary

“Fertilizer markets have been under pressure through the first six months of 2016, however we believe the uncertainty that weighed on potash market sentiment is now lifting and a recovery is beginning,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “With key Asian contract prices settled by a number of producers – and buyer inventories at reduced levels – we are seeing improved engagement in all key markets.

“This recovery process requires patience and we believe adherence to our strategy will continue to position us for long-term success. Consistent with our strategy, we have taken meaningful steps over the past 12 months to align our operating capability with expected market conditions and to reduce costs, including the suspension of potash operations in New Brunswick and production curtailments in Saskatchewan,” said Tilk.

“This measured approach to markets and operations is also reflected in our approach to capital allocation. Protecting our balance sheet while maintaining a competitive dividend remains a top priority as it not only enables us to weather challenges like those experienced this year, but it also positions us to seize opportunities as we go forward. In that context – and with a need to balance the interests of our shareholders and debtholders – we intend to realign our quarterly dividend to $0.10 per share beginning with the declaration of our next dividend in September.

“With customer sentiment improving and announced industry shutdowns, we anticipate a more supportive potash environment through the balance of the year. Importantly, we see the potential for record demand in 2017 with annual shipments in the range of 61-64 million tonnes, as strong affordability incents farmers to replenish soil nutrients. We are positioned to benefit from an improved environment next year and we support Canpotex as they take a cautious approach to the Chinese and Indian markets, committing volumes only through the remainder of 2016.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported second-quarter earnings of $0.14 per share ($121 million), resulting in first-half earnings of $0.23 per share ($196 million). Results for both periods trailed those in 2015 and included notable charges of $0.04 per share ($38 million) and $0.11 per share ($94 million), respectively.

Gross margin for the quarter ($243 million) and first six months ($477 million) was below 2015 levels ($711 million and $1.4 billion, respectively), primarily due to weaker prices for all three nutrients and lower potash sales volumes to offshore markets. Cash from operating activities of $424 million for the second quarter and $612 million for the first half of 2016 were both well below prior year totals.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Sinofert in China contributed $44 million to our quarterly earnings, bringing first-half totals to $66 million. These contributions were partially offset by a non-cash impairment charge of $10 million related to our investment in Sinofert. Totals for both the second quarter and first half trailed the respective amounts generated last year. The market value of our investments in these four publicly traded companies was approximately $3.8 billion, or $4 per PotashCorp share, at market close on July 27, 2016.

Market Conditions

Global potash markets were subdued in the second quarter. Despite healthy demand in North America and Latin America, delayed contracts in China and India, combined with cautious buying patterns in Other Asian markets, weighed on shipments. Spot prices declined from those in the first quarter, though they began to show signs of firming as market fundamentals improved at the end of the quarter.

Nitrogen and phosphate markets also experienced near-term headwinds. In nitrogen, lower energy costs and additional capacity pushed benchmark prices for most products to multi-year lows, despite reduced Chinese urea exports and relatively strong global demand. In the US market, strong offshore imports and increased domestic supply put additional pressure on prices following the spring application season, especially for urea and UAN. Global phosphate prices also trended lower during the second quarter due to declining input costs, increased competitive supply and weaker Indian demand.

Potash

Potash gross margin of $123 million for the second quarter and $211 million for the first six months of 2016 reflected significantly lower prices and offshore sales volumes, as results in both periods fell short of 2015’s respective totals of $417 million and $845 million.

Sales volumes for both the quarter (2.1 million tonnes) and first half (3.9 million tonnes) were lower than those in 2015, down 16 percent and 20 percent, respectively. While North American volumes were up relative to last year’s totals, a lack of engagement in key contract markets kept offshore volumes well below 2015 levels. China accounted for 7 percent of Canpotex’s deliveries for the quarter while volumes to India were negligible. The majority of shipments were to spot markets in Latin America (47 percent) and Other Asian markets outside of China and India (37 percent).

Our average realized potash price of $154 per tonne for the second quarter was down from $273 per tonne in the same period last year. This decline was driven by a weaker pricing environment and a $26 per-tonne charge to our average offshore realized price related to PotashCorp’s share of Canpotex’s Prince Rupert project exit costs. The decision not to proceed with development of an export terminal in Prince Rupert, British Columbia

– and avoid potential capital expenditures – was, in part, supported by the recent availability of up to 2.5 million tonnes of storage and loading capacity at the Port of Saint John in New Brunswick.

Optimizing production to our mines in Saskatchewan, combined with lower royalties and the favorable impact of a weakened Canadian dollar, reduced our per-tonne manufactured cost of goods sold to $91 per tonne for the second quarter compared to $105 per tonne in the same period of 2015.

Nitrogen

Weaker prices for all nitrogen products resulted in gross margin of $130 million for the quarter and $237 million for the first six months, a 41 percent decline from last year’s comparable periods. Our US operations accounted for 77 percent of our nitrogen gross margin for the quarter, with Trinidad providing the remainder.

Second-quarter sales volumes of 1.5 million tonnes marked an 8 percent decrease from the same period last year due to weaker North American industrial demand. Total first-half sales volumes were 3.2 million tonnes – 8 percent higher than the same period last year, primarily due to additional production at our recently expanded Lima facility.

Weaker benchmark pricing lowered our average realized price to $244 per tonne during the quarter, compared to $334 per tonne in the same period last year.

Cost of goods sold for the quarter was $160 per tonne, down from $201 per tonne in 2015’s second quarter, driven primarily by lower natural gas costs in the US and Trinidad.

Phosphate

Weaker phosphate prices, and notable charges of $29 million related to inventory writedowns and an unfavorable discount rate adjustment to our asset retirement obligations, resulted in negative gross margin of $10 million for the second quarter. These factors led to first-half gross margin of $29 million, 78 percent below first-half 2015.

Sales volumes of 0.5 million tonnes for the quarter and 1.2 million tonnes for the first six months were down 25 percent and 8 percent from 2015’s respective periods due primarily to weaker North American demand.

Our average realized phosphate price for the quarter was $485 per tonne, down from $553 per tonne in the same period last year as weaker demand weighed on prices for nearly all our products.

Cost of goods sold of $506 per tonne for the second quarter was higher than the same period in 2015 as lower input costs were more than offset by a $19 million inventory adjustment and a $10 million unfavorable discount rate adjustment to asset retirement obligations.

Financial

Provincial mining and other taxes for the quarter totaled $26 million, down 71 percent from last year’s corresponding period due primarily to lower potash prices.

Due to reduced earnings, income tax expense declined to $24 million in the second quarter, down from $152 million during 2015’s comparable period.

Potash Market Outlook

Following a prolonged period of market uncertainty and weakening fundamentals, we believe potash markets have reached their low point. Recently settled contracts in China and India and a reduction in inventory throughout the supply chain over the last six months are expected to support a more constructive environment. Much like recoveries seen after previous periods of delayed contracts, we anticipate stronger buyer engagement to support demand through the second half of 2016 with full-year estimates of 58-61 million tonnes.

In North America, we anticipate improved affordability will help support deliveries for the rest of 2016. We expect shipments for the full year in the range of 9.2-9.7 million tonnes, up from the prior quarter’s estimate and above 2015’s total.

In Latin America, favorable crop economics and agronomic need are expected to push 2016 shipments to 10.8-11.3 million tonnes – slightly above 2015 totals and in line with our previous guidance range.

In China, we expect recently settled contracts and strong underlying consumption to support 2016 shipments in the range of 13.5-14.5 million tonnes, consistent with our previous estimates, but below 2015’s record levels. While contract negotiations are ongoing, Canpotex expects to deliver tonnage to its Chinese customers in the second half of 2016.

In India, we anticipate that an improved monsoon and lower farm retail prices will support improved potash consumption for the rest of the year, but due to weaker first-half deliveries, we have lowered our 2016 shipment estimate to a range of 3.7-4.2 million tonnes. Canpotex has reached agreements with its customers in India for shipments over the next three months with deliveries expected to begin in the weeks ahead.

In Other Asian markets, adverse weather conditions and cautious buying patterns during the first half are expected to result in demand of 8.3-8.7 million tonnes for the full year, below our previous expectations and 2015’s total as well.

Financial Outlook

While markets have stabilized in recent weeks and we continue to forecast our 2016 potash sales volumes in the range of 8.3-8.8 million tonnes, lower prices earlier in the year are expected to weigh on our results for the remainder of 2016. We now expect potash gross margin to be in the range of $400-$600 million.

Similarly, we anticipate a weaker price environment to negatively impact our nitrogen and phosphate segments through the rest of 2016. We have lowered our combined nitrogen and phosphate gross margin guidance for the year to a range of $400-$550 million.

Lower earnings have reduced our expected provincial mining and other taxes for 2016, now forecast in the range of 23-26 percent of potash gross margin (excluding $32 million of New Brunswick severance costs). Additionally, our effective income tax rate is expected to fall to a range of 16-18 percent given reduced earnings and a greater proportion of income from lower-tax jurisdictions.

Anticipated selling and administrative expenses for the year have been lowered to a range of $220-$230 million. Due to the recent strength of the Canadian dollar, we have revised our full-year foreign exchange rate assumption to CDN$1.32 per US dollar.

As a result of the noted changes, we have lowered our full-year 2016 earnings guidance to $0.40-$0.55 per share, including notable charges through the first half of $0.11 per share. For the third quarter, we forecast a range of $0.05-$0.10 per share. We also intend to reduce our quarterly dividend from $0.25 per share to $0.10 per share commencing with the declaration of our next dividend in September.

All annual guidance numbers – including those noted above – are outlined in the table below.

2016 Guidance
Earnings per share	Annual: $0.40-$0.55 Q3: $0.05-$0.10
Potash sales volumes	8.3-8.8 million tonnes
Potash gross margin	$400-$600 million
Nitrogen and phosphate gross margin	$400-$550 million
Capital expenditures*	~$800 million
Effective tax rate	16-18 percent
Provincial mining and other taxes**	23-26 percent
Selling and administrative expenses	$220-$230 million
Finance costs	$210-$220 million
Income from equity investments***	$120-$140 million
Annual foreign exchange rate assumption	CDN$1.32 per US$
Annual EPS sensitivity to foreign exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin, excluding New Brunswick severance costs
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. Canpotex Limited (Canpotex), the offshore marketing company for PotashCorp and two other Saskatchewan potash producers.

3. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information.”

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors	Media
Denita Stann	Randy Burton
Senior Vice President, Investor and Public Relations	Director, Public Relations and Communications
Phone: (306) 933-8521	Phone: (306) 933-8849

Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information”(within the meaning of applicable Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “forecast,” “may,”“anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; adverse or uncertain economic conditions and changes in credit and financial markets; economic and political uncertainty around the world; changes in capital markets; the results of sales contract negotiations; unexpected or adverse weather conditions; changes in currency and exchange rates; risks related to reputational loss; the occurrence of a major safety incident; inadequate insurance coverage for a significant liability; inability to obtain relevant permits for our operations; catastrophic events or malicious acts, including terrorism; certain complications that may arise in our mining process, including water inflows; risks and uncertainties related to our international operations and assets; our ownership of non-controlling equity interests in other companies; our prospects to reinvest capital in strategic opportunities and acquisitions; risks associated with natural gas and other hedging activities; security risks related to our information technology systems; imprecision in reserve estimates; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in, and the effects of, government policies and regulations; earnings and the decisions of taxing authorities which could affect our effective tax rates; increases in the price or reduced availability of the raw materials that we use; our ability to attract, develop, engage and retain skilled employees; strikes or other forms of work stoppage or slowdowns; rates of return on, and the risks associated with, our investments and capital expenditures; timing and impact of capital expenditures; the impact of further innovation; adverse developments in new and pending legal proceedings or government investigations; and violations of our governance and compliance policies. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, July 28, 2016 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-800-597-1419
	-	From Elsewhere	1-604-638-5350

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015

Sales (Note 2)	$ 1,053	$ 1,731	$ 2,262	$ 3,396
Freight, transportation and distribution	(118)	(124)	(251)	(252)
Cost of goods sold	(692)	(896)	(1,534)	(1,766)
Gross Margin	243	711	477	1,378
Selling and administrative expenses	(55)	(60)	(108)	(120)
Provincial mining and other taxes	(26)	(90)	(57)	(185)
Share of earnings of equity-accounted investees	30	35	49	71
Dividend income	16	31	16	31
Impairment of available-for-sale investment (Note 3)	(10)	—	(10)	—
Other income (expenses) (Note 4)	1	(8)	(9)	3
Operating Income	199	619	358	1,178
Finance costs	(54)	(50)	(106)	(99)
Income Before Income Taxes	145	569	252	1,079
Income taxes (Note 5)	(24)	(152)	(56)	(292)
Net Income	$ 121	$ 417	$ 196	$ 787

Net Income per Share
Basic	$ 0.14	$ 0.50	$ 0.23	$ 0.94
Diluted	$ 0.14	$ 0.50	$ 0.23	$ 0.94

Dividends Declared per Share	$ 0.25	$ 0.38	$ 0.50	$ 0.76

Weighted Average Shares Outstanding
Basic	839,285,000	834,441,000	838,202,000	832,924,000
Diluted	839,786,000	837,746,000	839,028,000	837,399,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Net of related income taxes)	2016	2015	2016	2015

Net Income	$121	$417	$196	$787
Other comprehensive (loss) income
Items that will not be reclassified to net income:
Net actuarial loss on defined benefit plans (1)	(103)	—	(103)	—
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (2)
Net fair value (loss) gain during the period	(104)	21	(103)	59
Cash flow hedges
Net fair value gain (loss) during the period (3)	9	1	3	(21)
Reclassification to income of net loss (4)	13	15	28	26
Other	1	—	2	(4)
Other Comprehensive (Loss) Income	(184)	37	(173)	60
Comprehensive (Loss) Income	$(63)	$454	$23	$847

(1)	Net of income taxes of $60 (2015 - $NIL) for the three and six months ended June 30, 2016.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(3)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $(5) (2015 - $NIL) for the three months ended June 30, 2016 and $(2) (2015 - $12) for the six months ended June 30, 2016.
(4)	Net of income taxes of $(8) (2015 - $(8)) for the three months ended June 30, 2016 and $(16) (2015 - $(14)) for the six months ended June 30, 2016.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015

Operating Activities
Net income	$121	$417	$196	$787
Adjustments to reconcile net income to cash provided by operating activities (Note 6)	259	248	465	429
Changes in non-cash operating working capital (Note 6)	44	171	(49)	141
Cash provided by operating activities	424	836	612	1,357

Investing Activities
Additions to property, plant and equipment	(211)	(294)	(457)	(522)
Other assets and intangible assets	(9)	(10)	(9)	(15)
Cash used in investing activities	(220)	(304)	(466)	(537)

Financing Activities
Proceeds from long-term debt obligations	—	—	—	494
Finance costs on long-term debt obligations	(2)	—	(4)	—
Proceeds from (repayment of) short-term debt obligations	68	—	404	(536)
Dividends	(206)	(312)	(519)	(586)
Issuance of common shares	5	12	25	42
Cash used in financing activities	(135)	(300)	(94)	(586)
Increase in Cash and Cash Equivalents	69	232	52	234
Cash and Cash Equivalents, Beginning of Period	74	217	91	215
Cash and Cash Equivalents, End of Period	$143	$449	$143	$449

Cash and cash equivalents comprised of:
Cash	$31	$62	$31	$62
Short-term investments	112	387	112	387
	$143	$449	$143	$449

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive (Loss) Income
	Share Capital	Contributed Surplus	Net unrealized gain (loss) on available- for-sale investments	Net (loss) gain on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans (1)	Other	Total Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Equity

Balance - December 31, 2015	$1,747	$230	$77	$(117)	$—	$(10)	$(50)	$6,455	$8,382
Net income	—	—	—	—	—	—	—	196	196
Other comprehensive (loss) income	—	—	(103)	31	(103)	2	(173)	—	(173)
Dividends declared	—	—	—	—	—	—	—	(421)	(421)
Effect of share-based compensation including issuance of common shares	35	(5)	—	—	—	—	—	—	30
Shares issued for dividend reinvestment plan	10	—	—	—	—	—	—	—	10
Transfer of net actuarial loss on defined benefit plans	—	—	—	—	103	—	103	(103)	—
Balance - June 30, 2016	$1,792	$225	$(26)	$(86)	$—	$(8)	$(120)	$6,127	$8,024

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	June 30 2016	December 31 2015

Assets
Current assets
Cash and cash equivalents	$143	$91
Receivables	534	640
Inventories	805	749
Prepaid expenses and other current assets	68	73
	1,550	1,553
Non-current assets
Property, plant and equipment	13,245	13,212
Investments in equity-accounted investees	1,199	1,243
Available-for-sale investments (Note 3)	871	984
Other assets	276	285
Intangible assets	185	192
Total Assets	$17,326	$17,469

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$921	$517
Payables and accrued charges	819	1,146
Current portion of derivative instrument liabilities	62	84
	1,802	1,747
Non-current liabilities
Long-term debt	3,713	3,710
Derivative instrument liabilities	77	109
Deferred income tax liabilities	2,399	2,438
Pension and other post-retirement benefit liabilities (Note 7)	613	431
Asset retirement obligations and accrued environmental costs	623	574
Other non-current liabilities and deferred credits	75	78
Total Liabilities	9,302	9,087

Shareholders’ Equity
Share capital	1,792	1,747
Unlimited authorization of common shares without par value; issued and outstanding 839,432,689 and 836,540,151 at June 30, 2016 and December 31, 2015, respectively
Contributed surplus	225	230
Accumulated other comprehensive loss	(120)	(50)
Retained earnings	6,127	6,455
Total Shareholders’ Equity	8,024	8,382
Total Liabilities and Shareholders’ Equity	$17,326	$17,469

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2015 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2015 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in August 2016.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended June 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$393	$383	$277	—	$1,053
Freight, transportation and distribution - third party	(64)	(27)	(27)	—	(118)
Net sales - third party	329	356	250	—
Cost of goods sold - third party	(206)	(236)	(250)	—	(692)
Margin (cost) on inter-segment sales (1)	—	10	(10)	—	—
Gross margin	123	130	(10)	—	243
Depreciation and amortization	(52)	(52)	(55)	(9)	(168)
Share of Canpotex’s (2) Prince Rupert project exit costs	(33)	—	—	—	(33)
Cash outflows for additions to property, plant and equipment	74	65	45	27	211
(1) Inter-segment net sales were $17. (2) Canpotex Limited (“Canpotex”).
	Three Months Ended June 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$748	$559	$424	$—	$1,731
Freight, transportation and distribution - third party	(59)	(27)	(38)	—	(124)
Net sales - third party	689	532	386	—
Cost of goods sold - third party	(272)	(323)	(301)	—	(896)
Margin (cost) on inter-segment sales (1)	—	13	(13)	—	—
Gross margin	417	222	72	—	711
Depreciation and amortization	(60)	(47)	(61)	(5)	(173)
Cash outflows for additions to property, plant and equipment	103	123	54	14	294

(1)	Inter-segment net sales were $19.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Six Months Ended June 30, 2016

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$774	$811	$677	—	$2,262
Freight, transportation and distribution - third party	(123)	(60)	(68)	—	(251)
Net sales - third party	651	751	609	—
Cost of goods sold - third party	(440)	(534)	(560)	—	(1,534)
Margin (cost) on inter-segment sales (1)	—	20	(20)	—	—
Gross margin	211	237	29	—	477
Depreciation and amortization	(100)	(106)	(112)	(17)	(335)
Share of Canpotex’s Prince Rupert project exit costs	(33)	—	—	—	(33)
Termination benefit costs	(32)	—	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	—	(27)
Cash outflows for additions to property, plant and equipment	165	134	88	70	457
(1) Inter-segment net sales were $34.
	Six Months Ended June 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$1,486	$1,041	$869	$—	$3,396
Freight, transportation and distribution - third party	(123)	(50)	(79)	—	(252)
Net sales - third party	1,363	991	790	—
Cost of goods sold - third party	(518)	(613)	(635)	—	(1,766)
Margin (cost) on inter-segment sales (1)	—	25	(25)	—	—
Gross margin	845	403	130	—	1,378
Depreciation and amortization	(118)	(93)	(125)	(9)	(345)
Cash outflows for additions to property, plant and equipment	214	183	90	35	522

(1)	Inter-segment net sales were $37.

3. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence of impairment. A significant or prolonged decline in the fair value of the investment below its cost would be evidence that the asset is impaired. If objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in other comprehensive income (“OCI”) and would not flow back into net income. Any subsequent decline in fair value below the carrying amount at the impairment date would represent a further impairment to be recognized in net income.

At June 30, 2016, the company assessed whether there was objective evidence that its investment in Israel Chemicals Ltd. (“ICL”) was impaired. The fair value of the investment, recorded in the condensed consolidated statements of financial position, was $678 compared to the cost of $704. Factors considered in assessing impairment included the length of time and extent to which fair value had been below cost, and current financial and market conditions specific to ICL. The company concluded that objective evidence of impairment did not exist as at June 30, 2016 and, as a result, the unrealized holding loss of $26 was included in accumulated OCI. Impairment will be assessed again in future reporting periods if the fair value is below cost. The fair value was determined through the market value of ICL shares on the Tel Aviv Stock Exchange.

During 2012, the company concluded its investment in Sinofert Holdings Limited (“Sinofert”) was impaired due to the significance by which fair value was below cost. During 2014, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $238 at the previous impairment date. As a result, impairment losses of $341 and $38 were recognized in net income during 2012 and 2014, respectively. At June 30, 2016, the company concluded its investment in Sinofert was further impaired due to the fair value declining below the carrying amount of $200 at the previous impairment date. As a result, an impairment loss of $10 was recognized in net income during the three and six months ended June 30, 2016. The fair value was determined through the market value of Sinofert shares on the Hong Kong Stock Exchange.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

3. Available-for-Sale Investments (continued)

Changes in fair value, and related accounting, for the company’s investment in Sinofert since December 31, 2014 were as follows:

			Impact of Unrealized Loss on:
	Fair Value	Unrealized Loss	OCI and AOCI	Net Income and Retained Earnings

Balance — December 31, 2014	$252	$(327)	$52	$(379)
Increase in fair value	14	14	14	—
Balance — December 31, 2015	$266	$(313)	$66	$(379)
Decrease in fair value	(51)	(51)	(51)	—
Balance — March 31, 2016	$215	$(364)	$15	$(379)
Decrease in fair value and recognition of impairment	(25)	(25)	(15)	(10)
Balance — June 30, 2016	$190	$(389)	$—	$(389)

4. Other Income (Expenses)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Foreign exchange (loss) gain	$(2)	$(3)	$(19)	$12
Other income (expenses)	3	(5)	10	(9)
	$1	$(8)	$(9)	$3

5. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Income tax expense	$24	$152	$56	$292
Actual effective tax rate on ordinary earnings	17%	26%	21%	27%
Actual effective tax rate including discrete items	16%	27%	22%	27%
Discrete tax adjustments that impacted the tax rate	$(4)	$3	$—	$6

Significant items to note include the following:

•	The actual effective tax rate on ordinary earnings for the three and six months ended June 30, 2016 decreased compared to the same periods last year due to significantly lower earnings in higher tax jurisdictions.

•	In second-quarter 2016, a $10 discrete non-tax deductible impairment of the company’s available-for-sale investment in Sinofert was recorded. This increased the actual effective tax rate including discrete items for the three and six months ended June 30, 2016 by one percentage point.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

6.	Consolidated Statements of Cash Flow

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Reconciliation of cash provided by operating activities
Net income	$121	$417	$196	$787
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	168	173	335	345
Impairment of property, plant and equipment	—	—	27	—
Net distributed (undistributed) earnings of equity-accounted investees	61	19	44	(16)
Impairment of available-for-sale investment (Note 3)	10	—	10	—
Share-based compensation	3	4	5	19
(Recovery of) provision for deferred income tax	(7)	47	(1)	72
Pension and other post-retirement benefits	13	11	28	16
Asset retirement obligations and accrued environmental costs	9	(11)	25	(24)
Other long-term liabilities and miscellaneous	2	5	(8)	17
Subtotal of adjustments	259	248	465	429

Changes in non-cash operating working capital
Receivables	186	29	145	85
Inventories	(51)	2	(43)	(60)
Prepaid expenses and other current assets	5	11	3	3
Payables and accrued charges	(96)	129	(154)	113
Subtotal of changes in non-cash operating working capital	44	171	(49)	141
Cash provided by operating activities	$424	$836	$612	$1,357

Supplemental cash flow disclosure
Interest paid	$64	$55	$93	$93
Income taxes paid	$35	$23	$46	$65

7. Pension and Other Post-Retirement Benefits

A remeasurement of the defined benefit plan assets and liabilities was performed at June 30, 2016. Due to a change in the discount rate and actual return on plan assets, the company’s defined benefit pension and other post-retirement benefit obligations increased by $184, plan assets increased by $21 and deferred income taxes decreased by $60. As a result, the company recorded net actuarial losses on defined benefit plan obligations of $103 in OCI, which was recognized immediately in retained earnings at June 30, 2016.

The net impact on assets and liabilities within the condensed consolidated statements of financial position at June 30, 2016 was as follows:

(Decrease) Increase

Non-current assets
Other assets	$(9)
Non-current liabilities
Deferred income tax liabilities	(60)
Pension and other post-retirement benefit liabilities	154

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

7. Pension and Other Post-Retirement Benefits (continued)

The discount rate used to determine the benefit obligation for the company’s significant plans at June 30, 2016 was 3.65 percent (December 31, 2015 — 4.35 percent).

The benefit obligations and plan assets for the company’s pension and other post-retirement plans were as follows:

	June 30 2016	December 31 2015

Present value of defined benefit obligations	$(1,848)	$(1,659)
Fair value of plan assets	1,220	1,197
Funded status	(628)	(462)
Balance comprised of:
Non-current assets
Other assets	$12	$21
Current liabilities
Payables and accrued charges	(27)	(52)
Non-current liabilities
Pension and other post-retirement benefit liabilities	(613)	(431)

8. Share-Based Compensation

During the second quarter of 2016, the company issued stock options and performance share units (“PSUs”) to eligible employees under the 2016 Long-Term Incentive Plan (“LTIP”). Information on stock options and PSUs is summarized below:

	2016 LTIP			Expense for all share-based compensation plans
		Units Outstanding as at	Grant Date Fair Value per Unit	Three Months Ended June 30		Six Months Ended June 30
	Units Granted	June 30, 2016	(Dollars)	2016	2015	2016	2015

Stock options	3,099,913	3,099,913	$2.04	$5	$4	$6	$16
Share-settled PSUs	602,740	602,740	$17.19	2	—	2	—
Cash-settled PSUs	1,008,638	1,008,638	$17.19	2	—	4	—
				$9	$4	$12	$16

Stock Options

Under the LTIP, stock options generally vest and become exercisable on the third anniversary of the grant date, subject to continuous employment or retirement, and have a maximum term of 10 years. The weighted average fair value of stock options granted was estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$16.20
Expected annual dividend per share	$1.00
Expected volatility	30%
Risk-free interest rate	1.06%
Expected life of options	5.7 years

Performance Share Units

Currently, PSUs granted under the LTIP are comprised of three tranches, with each tranche vesting based on the achievement of performance metrics over separate performance periods ranging from one to three years, and will be settled in shares for grantees who are subject to the company’s share ownership guidelines and in cash for all other grantees. PSUs will vest based on performance metrics comprising the relative ranking of the company’s total shareholder return compared with a specified peer group and the company’s cash flow return on investment compared with its weighted average cost of capital. Compensation cost is measured based on the grant date fair value of the units, adjusted for the company’s best estimate of the outcome of non-market vesting conditions at the end of each period, for share-settled PSUs, and on period-end fair value of the awards for cash-settled PSUs. The company uses a Monte Carlo simulation model to estimate the outcome of relative total shareholder return.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2016

(in millions of US dollars except as otherwise noted)

(unaudited)

9.	Subsequent Events

Subsequent to June 30, 2016, the company announced its intention to reduce its quarterly dividend from $0.25 per share to $0.10 per share beginning with the declaration of its next quarterly dividend in September 2016. The total estimated dividend to be paid in the fourth quarter of 2016 is $84.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Potash Sales (tonnes - thousands)
Manufactured Product
North America	850	648	1,628	1,448
Offshore	1,272	1,864	2,277	3,413
Manufactured Product	2,122	2,512	3,905	4,861

Potash Net Sales
(US $ millions)
Sales	$393	$748	$774	$1,486
Freight, transportation and distribution	(64)	(59)	(123)	(123)
Net Sales	$329	$689	$651	$1,363

Manufactured Product
North America	$167	$227	$305	$506
Offshore	160	460	340	848
Other miscellaneous and purchased product	2	2	6	9
Net Sales	$329	$689	$651	$1,363

Manufactured Product
Average Realized Sales Price per Tonne
North America	$196	$349	$187	$349
Offshore	$125	$247	$149	$249
Average	$154	$273	$165	$278
Cost of Goods Sold per Tonne	$(91)	$(105)	$(108)	$(103)
Gross Margin per Tonne	$63	$168	$57	$175

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Average Natural Gas Cost in Production per MMBtu	$3.26	$4.69	$3.35	$4.89
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	543	621	1,144	1,110
Urea	261	272	567	524
Solutions/Nitric acid/Ammonium nitrate	703	739	1,460	1,307
Manufactured Product	1,507	1,632	3,171	2,941

Fertilizer sales tonnes (1)	547	583	1,213	971
Industrial/Feed sales tonnes	960	1,049	1,958	1,970
Manufactured Product	1,507	1,632	3,171	2,941

Nitrogen Net Sales
(US $ millions)
Sales - third party	$383	$559	$811	$1,041
Freight, transportation and distribution - third party	(27)	(27)	(60)	(50)
Net sales - third party	356	532	751	991
Inter-segment net sales	17	19	34	37
Net Sales	$373	$551	$785	$1,028

Manufactured Product
Ammonia (2)	$177	$285	$365	$513
Urea	71	98	157	195
Solutions/Nitric acid/Ammonium nitrate	119	161	252	295
Other miscellaneous and purchased product (3)	6	7	11	25
Net Sales	$373	$551	$785	$1,028

Fertilizer net sales (2)	$147	$204	$302	$337
Industrial/Feed net sales	221	340	473	666
Other miscellaneous and purchased product (3)	5	7	10	25
Net Sales	$373	$551	$785	$1,028

Manufactured Product
Average Realized Sales Price per Tonne
Ammonia	$325	$460	$318	$463
Urea	$274	$358	$278	$372
Solutions/Nitric acid/Ammonium nitrate	$169	$218	$173	$226
Average	$244	$334	$244	$341
Fertilizer average price per Tonne	$267	$350	$248	$347
Industrial/Feed average price per Tonne	$230	$324	$242	$338
Average	$244	$334	$244	$341
Cost of Goods Sold per Tonne	$(160)	$(201)	$(172)	$(207)
Gross Margin per Tonne	$84	$133	$72	$134

(1) Includes inter-segment ammonia sales (tonnes - thousands)	39	37	79	70
(2) Includes inter-segment ammonia net sales	$17	$18	$34	$36
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$1	$—	$1

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	274	383	711	754
Feed and Industrial	238	296	518	576
Manufactured Product	512	679	1,229	1,330

Phosphate Net Sales
(US $ millions)
Sales	$277	$424	$677	$869
Freight, transportation and distribution	(27)	(38)	(68)	(79)
Net Sales	$250	$386	$609	$790

Manufactured Product
Fertilizer	$108	$184	$299	$378
Feed and Industrial	140	192	307	371
Other miscellaneous and purchased product	2	10	3	41
Net Sales	$250	$386	$609	$790

Manufactured Product
Average Realized Sales Price per Tonne
Fertilizer	$397	$480	$421	$501
Feed and Industrial	$587	$647	$592	$644
Average	$485	$553	$493	$563
Cost of Goods Sold per Tonne	$(506)	$(450)	$(471)	$(468)
Gross Margin per Tonne	$(21)	$103	$22	$95

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2016	2015

December 31				1.3840
June 30			1.3009	1.2474
Second-quarter average conversion rate			1.2996	1.2378

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Production
Potash production (KCl Tonnes - thousands)	2,273	2,387	4,503	4,999
Potash shutdown weeks (1)	6	5	13	5
Nitrogen production (N Tonnes - thousands)	789	753	1,560	1,545
Ammonia operating rate	89%	86%	88%	89%
Phosphate production (P2O5 Tonnes - thousands)	297	379	708	745
Phosphate P2O5 operating rate	62%	80%	74%	78%

Shareholders
PotashCorp’s total shareholder return	-3%	-3%	-1%	-10%

Customers
Product tonnes involved in customer complaints (thousands)	37	3	62	21

Community
Taxes and royalties ($ millions) (2)	81	215	159	457

Employees
Annualized employee turnover rate (3)	4%	4%	4%	4%

Safety
Total site recordable injury rate (per 200,000 work hours) (4)	0.69	0.85	0.91	0.88

Environment
Environmental incidents (5)	3	5	12	10

As at			June 30, 2016	December 31, 2015

Number of employees
Potash			2,305	2,689
Nitrogen			822	812
Phosphate			1,460	1,438
Other			463	456
Total			5,050	5,395

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates, planned routine annual maintenance shutdowns and suspension of Picadilly potash operations.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Excluding retirements and workforce changes related to suspension of Picadilly potash operations.
(4)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2015 Annual Integrated Report).
(5)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2015 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Net income	$121	$417	$196	$787
Finance costs	54	50	106	99
Income taxes	24	152	56	292
Depreciation and amortization	168	173	335	345
EBITDA	$367	$792	$693	$1,523
Share of Canpotex’s Prince Rupert project exit costs	33	—	33	—
Termination benefit costs	—	—	32	—
Impairment of property, plant and equipment	—	—	27	—
Impairment of available-for-sale investment	10	—	10	—
Adjusted EBITDA	$410	$792	$795	$1,523

EBITDA is calculated as net income before finance costs, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization, exit costs, termination benefit costs and certain impairment charges. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, the charges associated with impairments, termination benefit costs or exit costs. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Sales	$1,053	$1,731	$2,262	$3,396
Freight, transportation and distribution	(118)	(124)	(251)	(252)
Net sales	$935	$1,607	$2,011	$3,144

Net income as a percentage of sales	11%	24%	9%	23%
Adjusted EBITDA margin	44%	49%	40%	48%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing adjusted EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations and Supplemental Information

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Cash flow prior to working capital changes	$380	$665	$661	$1,216
Changes in non-cash operating working capital
Receivables	186	29	145	85
Inventories	(51)	2	(43)	(60)
Prepaid expenses and other current assets	5	11	3	3
Payables and accrued charges	(96)	129	(154)	113
Changes in non-cash operating working capital	44	171	(49)	141
Cash provided by operating activities	$424	$836	$612	$1,357
Additions to property, plant and equipment	(211)	(294)	(457)	(522)
Other assets and intangible assets	(9)	(10)	(9)	(15)
Changes in non-cash operating working capital	(44)	(171)	49	(141)
Free cash flow	$160	$361	$195	$679

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

C.	ITEMS INCLUDED IN GROSS MARGIN

	Three Months Ended June 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$123	$130	$(10)	$243
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	(33)	—	—	(33)
Termination benefit costs	—	—	—	—
Impairment of property, plant and equipment	—	—	—	—

	Six Months Ended June 30, 2016
	Potash	Nitrogen	Phosphate	Consolidated

Gross margin	$211	$237	$29	$477
Items included in the above:
Share of Canpotex’s Prince Rupert project exit costs	(33)	—	—	(33)
Termination benefit costs	(32)	—	—	(32)
Impairment of property, plant and equipment	—	—	(27)	(27)